EXHIBIT I
TO SCHEDULE 13D, AMENDMENT NO. 19 OF FILING CONCERNING
GLACIER WATER SERVICES, INC.

Filing Parties	Shares

Kayne Anderson Capital Advisors, L.P.
• Managed Investment Limited Partnerships	100,000
• Other Managed Account	10,000
Richard A. Kayne
• Direct ownership	745,871

Total	855,871

4/15/03